Exhibit 99.1

FSP Phoenix Tower Corp.

FSP Phoenix Tower Corp. (the "Company") is not declaring a dividend for the quarter ended September 30, 2008, due to a reduction in cash flow that is attributable to two primary factors.  The first factor is the anticipated, sustained level of reduced occupancy that resulted when the building’s largest tenant, Washington Mutual, vacated its premises upon its lease expiration during February and March of 2008.  The second factor, entirely unanticipated, is the cost that has been and continues to be incurred to repair the damage to the building caused by Hurricane Ike.

The Company’s property, a 34-story multi-tenant Class "A" office building containing approximately 629,054 square feet of rentable space, is located in Houston, Texas, and, as of September 30, 2008, was approximately 67.87% leased, an increase from 62.36% at the end of the prior quarter. On September 13, 2008, as the repositioning of the property was nearing completion and leasing activity was gaining momentum, Hurricane Ike made a direct hit on Houston’s core business areas inside the 610 Loop, causing significant property damage.  The property sustained significant water damage primarily from approximately 50 shattered windows, roof damage, and leaking windows.  Initial estimates of the cost to fully restore the property to its pre-hurricane condition are in the range of $2,000,000 to $3,000,000.  Please be assured that the property is adequately insured, and insurance proceeds are anticipated to cover the Company’s costs to repair the damage caused by Hurricane Ike in excess of its hurricane/named-windstorm insurance policy deductible amount of $250,000.

Within days following Hurricane Ike, the property was open for business, and two weeks later the immense amount of water/moisture infiltration had largely been remediated, broken windows were replaced, temporary repairs had been made to a badly-damaged roof, and interior cosmetic repairs were well underway.  Management has been in constant contact with the dedicated group of local personnel who were in the building at all times during the storm and, as a result, were able to commence with the process of securing, cleaning and permanently repairing the damage to the property even before the storm had ended.  It is anticipated that the Company will have a more precise accounting of the total cost of storm-related repair/restoration and insurance proceeds by the end of the next quarter.

The damage to the property caused by Hurricane Ike is particularly poignant because the physical repositioning/improvement work that has been done at the property over the past two years was nearly complete, and the property was beginning to receive very positive attention in the leasing marketplace.  Due to delays caused by Hurricane Ike, it is likely that the final phase of the façade remediation scheduled for completion prior to year-end 2008 will now be completed during the first quarter of 2009.  Local impact from Hurricane Ike, combined with turmoil in the global financial markets and a recent drop in oil prices burdening the oil and gas industry, a significant driver of the Houston economy, could prolong the time it takes to re-lease the property.  However, management believes that the repositioning of the property in the marketplace, combined with a dwindling supply of large blocks of available Class A office space in the area, will continue to result in increased inquiries from prospective tenants. Management also believes that the position of the property within the city’s office market is strong, and management is optimistic that the existing vacant space will ultimately be leased to new tenants.  However, until the existing vacancy is re-leased, it is likely that we will continue to see lower occupancy rates and, as a consequence, lower dividend yields.  In addition, to the extent that the costs of new/renewed leases and/or the capital costs incurred to reposition the property exceed the capital reserve, the Company will obtain a revolving line of credit to fund any such shortfall.

The Company’s quarterly filing on Form 10-Q will be submitted to the SEC within approximately 45 days after the end of each calendar quarter, and you will be able to access the document via the SEC’s website.  The Company’s Annual report on Form 10-K will be made available directly to you.  To view Company filings with the SEC, access the following link:

http://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=001354309

If the link does not work properly, go to www.sec.gov, Filings & Forms, Search for Company Filings; Company Name:  type FSP Phoenix (no need to type complete name, but be sure to include FSP); click on Find Companies at bottom of page and you should be brought to the correct location to view filings.

Please feel free to contact your FSP Investment Executive (800-950-6288) with any questions you may have.

FSP Phoenix Tower Corp. - Dividend Summary
QUARTER ENDING	DIVIDEND PER SHARE	TOTAL DIVIDENDS PAID	ANNUALIZED YIELD*
06/30/2006	$1,534	$1,610,700	6.1%
09/30/2006	$1,651	$1,733,550	6.6%
12/31/2006	$2,285	$2,399,250	9.1%
03/31/2007	$1,809	$1,899,450	7.2%
06/30/2007	$1,751	$1,838,550	7.0%
09/30/2007	$1,732	$1,818,600	6.9%
12/31/2007	$1,833	$1,924,650	7.3%
03/31/2008	$1,505	$1,580,250	6.0%
06/30/2008	$ 240	$ 252,000	0.9%
09/30/2008	-0-	-0-	-0-

*Yield based on original offering amount of $105,000,000 and $100,000/share

Forward-Looking Statements

Statements made in this letter that state the Company’s or management's intentions, beliefs, expectations, or predictions for the future may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  This letter may also contain forward-looking statements based on current judgments and current knowledge of management, which are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those indicated in such forward looking statements.  Accordingly, readers are cautioned not to place undue reliance on forward-looking statements.  Readers are cautioned that our forward-looking statements involve risks and uncertainty, including without limitation, disruptions in the debt markets, changes in economic conditions, risks of a lessening demand for the real estate owned by us, changes in government regulations and expenditures that cannot be anticipated such as utility rate and usage increases, unanticipated repairs, additional staffing, insurance increases and real estate tax valuation reassessments.  See also the "Risk Factors" set forth in Part I, Item 1A of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, as the same may be updated from time to time in subsequent filings with the United States Securities and Exchange Commission.  Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.  We will not update any of the forward looking statements after the date of this letter to conform them to actual results or to changes in our expectations that occur after such date, other than as required by law.